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                                                                      EXHIBIT 11

                            CSP INC. AND SUBSIDIARIES
                BASIC AND DILUTED EARNINGS PER SHARE COMPUTATION
           (Dollars and shares in thousands, except per share amounts)

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                                                   Fiscal Years Ended August
                                                   1999       1998      1997

Net income (loss) per common share - basic:
Net income (loss)                                 $1,259     $1,362    ($721)
Weighted average common shares outstanding         3,597      3,592    3,571
Net income (loss) per common share - basic        $ 0.35     $ 0.38   ($0.20)

Net income (loss) per common share - diluted:
Net income (loss)                                 $1,259     $1,362    ($721)
Weighted average common shares outstanding         3,597      3,592    3,571
Add: net additional common shares upon
     Exercise of stock options                        44         82      --
Weighted average common shares
     outstanding - dilutive                        3,641      3,674    3,571
Net income (loss) per common share - diluted      $ 0.35     $ 0.37   ($0.20)
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